ADDENDUM TO PROPERTY OPTION AGREEMENT

This Addendum to the Property Option Agreement (the “Addendum”) is made and entered into this 27th day of November, 2012, by and between 9252-4768 Quebec Inc., a Quebec corporation (the “Optionee”) and 9228-6202 Quebec Inc., a Quebec corporation (the “Optionor”) and is an addendum to that certain Property Option Agreement entered into by and between the Optionor and Solo International, Inc.  on November 15, 2011 and amended by Addendum dated the 20th day of December, 2011 to amend the Optionee from Solo International, Inc. to 9252-4768 Quebec Inc.  Each of the parties to this Addendum is individually referred to herein as a “Party” and collective as the “Parties”.

WHEREAS, on November 15, 2011,   Solo International, Inc. and Optionor entered into that certain Property Option Agreement (“Option Agreement”) of which this Addendum is attached and is made part of, whereby the Optionor granted the exclusive option to acquire an undivided 100% right, title and interest in and to certain mineral claims, located in Portland Township, Outaouais, Quebec (the “Property”), which consists of 2 mineral claims (CDC2261871(Philadelphia) and CDC2318741) totaling approximately 120 hectares currently staked and recorded in the name of the Optionor, pursuant to the terms and conditions of the Option Agreement.

WHEREAS, the Parties have agreed to amend the requirement for certain exploration expenditures under Section 4 of the Option Agreement;

WHEREAS, the purpose of this Addendum is to amend Section 4. (b) (iv) of the Option Agreement and to confirm the Optionee has earned the right to transfer the Property pursuant to Section 5 (b);

WHEREAS, Section 4.(b)(iv) shall be amended to read:

(b) (iv) all expenditures on the Property incurred up to the date of this Addendum,  subject to the Optionee allowing the Optionor to  utilize a portion of the expenditures for certain of the Optionor’s claims.

AGREEMENT

NOW THEREFORE, upon the above stated Recitals, which are incorporated herein by reference, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, tit is hereby agreed as follows:

1. Exploration Expenditures:  Section 4(b) (iv) shall be replaced in its entirety to read:

“all expenditures on the Property incurred up to the date of this Addendum,  subject to the Optionee allowing the Optionor to  utilize a portion of the expenditures for certain of the Optionor’s claims.”

2.   Right to Transfer.  Optionor hereby acknowledges that Optionee has earned its 100% right, title and interest in and to certain mineral claims, located in Portland Township, Outaouais, Quebec (the “Property”), which consists of 2 mineral claims (CDC2261871(Philadelphia) and CDC2318741) totaling approximately 120 hectares and may transfer such title pursuant to Section 5 (b) of the Option Agreement.

3.  No Other Changes.   Except as expressly modified or amended in this Addendum, all of the terms, covenants, provisions, agreements, and conditions of the Option Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

This Addendum has been duly executed by the Parties hereto as of the day and year above written.

The Optionee:

9252-4768 Quebec Inc.

By:/s/ Michel Plante
     Name:   Michel Plante
     Title:  Chief Executive Officer

The Optionor:

9228-6202 Quebec Inc.

By: /s/ Lam Chan Tho
     Name:   Lam Chan Tho
    Title:  Chief Executive Officer